Exhibit 99.1

Century Aluminum Reports Third Quarter 2008 Earnings

MONTEREY, CA. October 21, 2008 -- Century Aluminum Company (NASDAQ:CENX) reported net income of $37.0 million ($0.59 per basic and $0.57 per diluted common share) for the third quarter of 2008.  The reported earnings per share data reflect, as prescribed by GAAP, net income allocable to common shareholders without effect for the July 2008 issuance of preferred shares.  These results were negatively impacted by a net after-tax charge of $50.4 million for mark-to-market adjustments on forward contracts that do not qualify for cash flow hedge accounting.  Quarterly results were positively impacted by a $3.3 million tax benefit related to the release of tax reserves no longer required.  For a full reconciliation of earnings per share allocable to common and preferred shareholders, see the attached Exhibit A.

In the third quarter of 2007, the company reported net income of $7.5 million ($0.18 per basic and $0.17 per diluted common share), which included an after-tax charge of $46.2 million for mark-to-market adjustments on forward contracts that do not qualify for cash flow hedge accounting.

Recent highlights included:

•	Operating performance was strong at all primary aluminum facilities.
•	Direct and toll shipments of primary aluminum totaled a record 203,618 tonnes, up nearly three percent from the previous quarter.
•
Construction continues at the company’s greenfield smelter project at Helguvik, Iceland. The company is closely monitoring and evaluating the project in light of the disruptions in global financial markets.

•	In early July, Century settled all of its remaining fixed price aluminum financial sales contracts. The company made the final payment under the deferred settlement amount on October 1.

Sales in the third quarter of 2008 were $552.2 million, compared with $454.4 million in the third quarter of 2007.  Shipments of primary aluminum for the quarter totaled 203,618 tonnes compared with 195,540 tonnes in the year-ago quarter, reflecting the impact of the Grundartangi expansion to 260,000 tonnes, which was completed in the fourth quarter of 2007.

For the first nine months of 2008, the company reported a net loss of $198.2 million ($4.57 per basic and diluted common share).  The reported earnings per share data reflect, as prescribed by GAAP, net loss allocable to common shareholders without effect for the July 2008 issuance of preferred shares.  These results were negatively impacted by a net after-tax charge of $466.2 million for mark-to-market adjustments on forward contracts that do not qualify for cash flow hedge accounting.  Results for the nine month period were positively impacted by net tax benefits of $15.9 million for various non-recurring items.    For a full reconciliation of earnings per share allocable to common and preferred shareholders, see the attached Exhibit A.

Net income for the first nine months of 2007 was $11.1 million ($0.31 per basic and $0.29 per diluted common share), which included an after-tax charge of $172.1 million for mark-to-market adjustments on forward contracts that do not qualify for cash flow hedge accounting.

Sales in the first nine months of 2008 were $1,568.6 million compared with $1,366.0 million in the same period of 2007. Shipments of primary aluminum for the first nine months of 2008 were 601,511 tonnes compared with 568,812 tonnes for the comparable 2007 period.

“We had a busy and productive quarter,” commented Logan W. Kruger, President and Chief Executive Officer.  “Our operations continue to turn in sound performance, with our plants in Iceland and in the U.S. shipping well above their rated capacities.  We made good progress on the new, fifteen-year, market-based power contract for our Hawesville smelter; this process is in its final stages.  The team leading the construction at Helguvik has maintained the project on time and on budget.

Mr. Kruger continued, “We are carefully managing the business in this environment of unprecedented dislocations in the global financial markets.  We have suspended discretionary spending.  The operations at our Grundartangi smelter, which is a primarily dollar based business with little exposure to economic conditions in Iceland, are performing normally.  We have stabilized Nordural’s cash management activities, and continue to believe our cash held in Iceland is secure.  The performance of our team in Iceland has been exemplary; the quality of our team is one of the many reasons we believe Iceland will continue to be an attractive business environment over the long-term.

 “We are assessing the status of the Helguvik project across multiple fronts,” concluded Mr. Kruger.  “We continue to be confident that the smelter will be world class in terms of construction cost, productivity, conversion cost and environmental performance.  In addition, the economic activity the project will create will be beneficial to Iceland during these volatile times.  In the current environment, we have ceased making any new capital commitments and are reducing project spending. We believe the potential exists for a prudent way forward over time, but will soberly evaluate the feasibility of all elements of the project during the near term.”

Century Aluminum Company owns primary aluminum capacity in the United States and Iceland, as well as an interest in alumina and bauxite assets in the United States and Jamaica. Century's corporate offices are located in Monterey, California.

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Century Aluminum’s quarterly conference call is scheduled for 5:00 p.m. Eastern time today. To listen to the conference call and to view related presentation materials, go to www.centuryaluminum.com and click on the conference call link on the homepage.

Contacts:
Mike Dildine (media)	831-642-9364
Shelly Lair (investors)	831-642-9357

Cautionary Statement

This press release may contain "forward-looking statements" within the meaning of U.S. federal securities laws. The company has based its forward-looking statements on current expectations and projections about the future; however, these statements are subject to risks, uncertainties and assumptions, any of which could cause the company's actual results to differ materially from those expressed in its forward-looking statements. More information about these risks, uncertainties and assumptions can be found in the risk factors and forward-looking statements cautionary language contained in the company's Annual Report on Form 10-K and in other filings made with the Securities and Exchange Commission. The company does not undertake, and specifically disclaims, any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date such forward-looking statements are made.

Certified Advisors for the First North market of the OMX Nordic Exchange Iceland hf. for Global Depositary Receipts in Iceland:
Helga Gunnarsdottir, Director-Corporate Finance, New Landsbanki Islands hf.
Olafur Finsen, Senior Legal Advisor-Corporate Finance, New Landsbanki Islands hf.

Century Aluminum Company
Consolidated Statements of Operations
(in Thousands, Except Per Share Amounts)
(Unaudited)

	Three months ended September 30,		Nine Months ended September 30,
	2008	2007	2008	2007
NET SALES:
Third-party customers	$426,771	$360,336	$1,203,696	$1,112,072
Related parties	125,468	94,035	364,882	253,961
	552,239	454,371	1,568,578	1,366,033

COST OF GOODS SOLD	430,256	369,875	1,194,376	1,062,493

GROSS PROFIT	121,983	84,496	374,202	303,540

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	11,253	13,372	43,970	40,784

OPERATING INCOME	110,730	71,124	330,232	262,756

INTEREST EXPENSE – Net	(4,434)	(2,657)	(12,043)	(19,126)
INTEREST EXPENSE – RELATED PARTIES	(998)	-	(998)	-
NET LOSS ON FORWARD CONTRACTS	(79,103)	(75,041)	(731,195)	(279,897)
OTHER EXPENSE – Net	(1,370)	(131)	(1,597)	(3,426)
INCOME (LOSS) BEFORE INCOME TAXES AND EQUITY IN EARNINGS OF JOINT VENTURES	24,825	(6,705)	(415,601)	(39,693)

INCOME TAX BENEFIT	9,641	10,438	204,971	39,396

INCOME (LOSS) BEFORE EQUITY IN EARNINGS OF JOINT VENTURES	34,466	3,733	(210,630)	(297)

EQUITY IN EARNINGS OF JOINT VENTURES	2,507	3,737	12,466	11,351

NET INCOME (LOSS)	$36,973	$7,470	$(198,164)	$11,054

EARNINGS (LOSS) PER COMMON SHARE
Basic – Net income (loss)	$0.59	$0.18	$(4.57)	$0.31
Diluted – Net income (loss)	$0.57	$0.17	$(4.57)	$0.29

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic	47,720	40,957	43,317	35,927
Diluted	49,975	43,459	43,317	38,246

Percentage of Net Income (Loss) Allocated to Common Stock Holders	76.73%	100%	100%	100%

Century Aluminum Company
Consolidated Balance Sheets
(Dollars in Thousands)
(Unaudited)

	September 30, 2008	December 31, 2007
ASSETS
Current Assets:
Cash	$129,055	$60,962
Restricted cash	10,583	873
Short-term investments	29,285	280,169
Accounts receivable – net	115,854	93,451
Due from affiliates	36,463	26,693
Inventories	211,255	175,101
Prepaid and other current assets	33,275	40,091
Deferred taxes - current portion	60,299	69,858
Total current assets	626,069	747,198
Property, plant and equipment – net	1,300,932	1,260,040
Intangible asset - net	36,296	47,603
Goodwill	94,844	94,844
Deferred taxes - less current portion	581,405	321,068
Due from affiliates – less current portion	9,353	-
Other assets	145,918	107,518
Total	$2,794,817	$2,578,271

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable, trade	$106,908	$79,482
Due to affiliates	104,303	216,754
Accrued and other current liabilities	86,184	60,482
Accrued employee benefits costs - current portion	11,662	11,997
Convertible senior notes	175,000	175,000
Industrial revenue bonds	7,815	7,815
Total current liabilities	491,872	551,530

Senior unsecured notes payable	250,000	250,000
Accrued pension benefit costs - less current portion	14,876	14,427
Accrued postretirement benefits costs - less current portion	193,536	184,853
Due to affiliates - less current portion	-	913,683
Other liabilities	52,886	39,643
Deferred taxes	69,561	62,931
Total noncurrent liabilities	580,859	1,465,537

Shareholders’ Equity:
Preferred stock (one cent par value, 5,000,000 shares authorized; 155,800 shares outstanding at September 30, 2008 and none at December 31, 2007)	2	-
Common stock (one cent par value, 100,000,000 shares authorized; 49,048,396 shares outstanding at September 30, 2008 and 40,988,058 at December 31, 2007)	490	410
Additional paid-in capital	2,239,005	857,787
Accumulated other comprehensive loss	(73,785)	(51,531)
Accumulated deficit	(443,626)	(245,462)
Total shareholders’ equity	1,722,086	561,204
Total	$2,794,817	$2,578,271

Century Aluminum Company
Consolidated Statements of Cash Flows
(Dollars in Thousands)
(Unaudited)

	Nine months ended September 30,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(198,164)	$11,054
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Unrealized net loss on forward contracts	605,105	201,999
Depreciation and amortization	62,912	57,735
Deferred income taxes	(198,352)	(38,822)
Pension and other post retirement benefits	11,677	6,499
Stock-based compensation	12,034	3,765
Excess tax benefits from share based compensation	(657)	(516)
(Gain) loss on disposal of assets	248	(49)
Non-cash loss on early extinguishment of debt	-	2,461
Purchase of short-term trading securities	(97,532)	(645,909)
Sale of short-term trading securities	348,416	387,182
Undistributed earnings of joint ventures	(12,466)	(11,351)
Change in operating assets and liabilities:
Accounts receivable - net	(22,403)	13,244
Due from affiliates	(9,771)	9,849
Inventories	(36,119)	(20,990)
Prepaid and other current assets	(389)	(1,988)
Accounts payable, trade	15,266	11,849
Due to affiliates	(695,720)	12,018
Accrued and other current liabilities	(28,523)	(52,289)
Other - net	(5,001)	13,519
Net cash used in operating activities	(249,439)	(40,740)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(26,738)	(13,693)
Nordural expansion	(53,397)	(79,560)
Investments in and advances to joint ventures	(36,973)	-
Proceeds from sale of property, plant and equipment	47	543
Restricted cash deposits	(9,710)	3,744
Net cash used in investing activities	(126,771)	(88,966)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of long-term debt	-	30,000
Repayment of long-term debt	-	(349,436)
Excess tax benefits from share based compensation	657	516
Issuance of common stock - net of issuance costs	443,646	417,037
Net cash provided by financing activities	444,303	98,117

NET INCREASE (DECREASE) IN CASH	68,093	(31,589)

CASH, BEGINNING OF PERIOD	60,962	96,365

CASH, END OF PERIOD	$129,055	$64,776

Century Aluminum Company
Selected Operating Data
(Unaudited)

SHIPMENTS - PRIMARY ALUMINUM
	Direct (1)			Toll
	Metric Tons	(000) Pounds	$/Pound	Metric Tons	(000) Pounds	(000) Revenue
2008
3rd Quarter	135,200	298,065	$1.36	68,418	150,835	$148,227
2nd Quarter	131,639	290,214	$1.37	66,533	146,681	$147,128
1st Quarter	133,004	293,223	$1.17	66,717	147,086	$127,177
2007
3rd Quarter	134,494	296,509	$1.13	61,046	134,583	$120,554
2nd Quarter	132,496	292,104	$1.19	56,154	123,798	$117,667
1st Quarter	131,568	290,057	$1.15	53,054	116,964	$114,383

(1)	Does not include Toll shipments from Nordural Grundartangi

EXHIBIT A

Century Aluminum Company
Reconciliation of Earnings Per Share to Adjusted Earnings Per Share
(in Millions, Except Per Share Amounts)
(Unaudited)

	Third Quarter 2008			YTD
	$MM	Diluted Shares	Diluted EPS	$MM	Diluted Shares	Diluted EPS
Net income (loss) as reported	$37.0	50.0	$0.57	$(198.2)	43.3	$(4.57)

Adjusted net income calculation:
Net income (loss) allocated to common stockholders	$28.4	50.0	$0.57	$(198.2)	43.3	$(4.57)
Net income (loss) allocated to preferred stockholders	8.6	14.5		-	4.8	-
Net income (loss)	$37.0	64.5		$(198.2)	48.1

After tax net loss on forward contracts	50.4	-	0.79	466.2	-	10.76
Tax changes	(3.3)	-	(0.05)	(15.9)	-	(0.37)
Dilutive effect	-	-	-	-	2.8	(0.87)
Adjusted net income	$84.1	64.5	$1.31	$252.1	50.9	$4.95

The Company’s management believes the presentation of adjusted net income and associated adjusted earnings per share data are useful measures that help investors evaluate the Company’s earnings per share based on total common stock, common stock equivalents and preferred shares outstanding during the period.  The Company’s calculation of adjusted net income and associated adjusted earnings per share may not be comparable to similarly titled measures reported by other companies due to differences in the components used in the calculation.  Adjusted net income and associated adjusted earnings per share should not be considered as a substitute for net income and earnings per share as determined in accordance with GAAP.